Exhibit 10.70

Summary of Compensation for Executive Officers

The executive officers of Cheniere Energy, Inc. ("Cheniere" or “Company”) are "at will" employees and none of them has an employment or severance agreement except, as noted below, in limited circumstances with respect to local foreign practice where employment agreements are required under the laws of foreign countries where an executive officer works.1  The written and unwritten arrangements under which Cheniere's executive officers are compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere (the “Compensation Committee”);

•	an annual incentive award or bonus award determined annually by the Compensation Committee;

•	eligibility for awards under Cheniere’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), as determined by the Compensation Committee;

•
a broad-based benefits package offered to all employees, including vacation, paid sick leave, a tax-qualified 401(k) savings plan pursuant to which Cheniere matches 100% up to the lesser of 5% of salary deferrals or the maximum deferrals permitted by law, medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health reimbursement arrangements and long-term disability, basic life, equal to two times base salary, and voluntary life (elective) insurance and accidental death and dismemberment insurance; and

•
a Change of Control Agreement which provides that, upon a Change of Control (as defined in the 2003 Plan), the executive officer shall receive a payment in an amount equal to one times the executive officer’s base salary at or immediately prior to the time the Change of Control is consummated.

 1 Jean Abiteboul, located in our French office, has an employment agreement with a subsidiary of Cheniere.  The agreement is for an unlimited term and may be terminated by the subsidiary or Mr. Abiteboul upon three months prior notice.  The agreement provides for compensation substantially similar to the arrangements described above for Cheniere’s other executive officers.

The following table sets forth the 2010 annual base salary for each of the executive officers effective January 4, 2010, and the phantom stock awarded for each of the executive officers as of February 25, 2009:

Executive Officer	2010 Annual Base Salary	Shares of Phantom Stock Awarded
Charif Souki Chairman, Chief Executive Officer and President	$734,400	1,800,000
H. Davis Thames Senior Vice President – Marketing	$278,280	450,000
Meg A. Gentle Senior Vice President and Chief Financial Officer	$278,280	450,000
Jean Abiteboul Senior Vice President – International	$334,9982	450,000
Robert K. Teague Vice President – Asset Group	$278,280	450,000

The shares of phantom stock included in the table above will vest based on a combination of Company performance and the executive officer’s continued employment.  See the description of the 2009 Phantom Stock Grant included in the Company’s Current Report on Form 8-K (SEC File No. 001-16383), filed on February 27, 2009, which is incorporated herein by reference.

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent directors of the Board of Directors approved a U.K. Assignment Letter for Mr. Souki effective as of July 1, 2009, under the terms of which Mr. Souki is paid on a dual payroll basis in both the U.S. and U.K. in order for him to be able to spend a portion of his time working from London to conduct domestic and international operations for the Company.  See the description of Mr. Souki’s U.K. Assignment Letter included in the Company’s Current Report on Form 8-K (SEC File No. 001-16383), filed on July 2, 2009, which is incorporated herein by reference.

 2 Represents the U.S. dollar equivalent of 233,725 Euros based on an exchange rate of 1.4333 USD to 1 EUR as of December 31, 2009.